Exhibit 5.1

FTI Consulting
500 East Pratt Street
Suite 1400
Baltimore, MD 21202
410.951.4800 telephone
410.951.4895 fax
www.fticonsulting.com

June 2, 2010

FTI Consulting, Inc.

777 South Flagler Drive

Suite 1500 West Tower,

West Palm Beach, Florida 33401

Ladies and Gentlemen:

I am the General Counsel of FTI Consulting, Inc., a Maryland corporation (the “Company”). I have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) and the filing thereof with the Securities and Exchange Commission (the “Commission”), pursuant to which the Company will register under the Securities Act of 1933, as amended (the “Securities Act”), 4,500,000 additional shares of Common Stock, par value $0.01 per share, of the Company (the “Shares”), to be issued from time to time pursuant to The FTI Consulting, Inc. 2009 Omnibus Incentive Compensation Plan ( amended and restated as of June 2, 2010) (f/k/a The FTI Consulting, Inc. Deferred Compensation Plan for Key Employees and Non-Employee Directors) (the “Plan”). The opinion hereinafter set forth is given pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

As the Company’s General Counsel, I am generally familiar with the proceedings that the Company and its directors and stockholders have taken in connection with the authorization, reservation and registration of the Shares and the terms of the Plan.

I, or attorneys under by supervision, have examined copies of the Company’s Charter, as amended, By-laws, as amended, the Plan, resolutions adopted by the Company’s Board of Directors and Committees relating to the above matters and other records and documents, as well as made such investigation of matters of fact and law, as I have deemed necessary for the purpose of the opinion herein expressed. In rendering this opinion, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, and the conformity of documents submitted to me as copies to the originals.

Based upon the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued, paid for and delivered pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

FTI Consulting, Inc.

June 2, 2010

The opinion set forth herein is limited to matters governed by the laws of the State of Maryland and the Federal Laws of the United States of America, and I express no opinion as to any other laws.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under Item 5 of this Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission.

Very truly yours,

/S/ ERIC B. MILLER
Executive Vice President, General Counsel and Chief Ethics Officer